                       IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF ILLINOIS
                                  EASTERN DIVISION


In re:                             )
                                   )
MERCURY FINANCE COMPANY,           )    Case No. 98 B 20763
                                   )
a Delaware corporation,            )    Chapter 11
                                   )
               Debtor.             )    Honorable Erwin I. Katz


                        FIRST AMENDED PLAN OF REORGANIZATION
                                         OF
                              MERCURY FINANCE COMPANY
                      UNDER CHAPTER 11 OF THE BANKRUPTCY CODE


Lewis S. Rosenbloom
David D. Cleary
McDERMOTT, WILL & EMERY
227 West Monroe Street
Chicago, Illinois 60606-5096
(312) 372-2000

COUNSEL FOR
MERCURY FINANCE COMPANY

                                    INTRODUCTION

          MERCURY FINANCE COMPANY, A DELAWARE CORPORATION ("MERCURY" OR THE "DEBTOR"), PROPOSES THE FOLLOWING PLAN OF REORGANIZATION (THE "PLAN") FOR THE RESOLUTION OF ALL CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTOR. REFERENCE IS MADE TO THE DEBTOR'S DISCLOSURE STATEMENT FILED CONTEMPORANEOUSLY WITH THE PLAN (THE "DISCLOSURE STATEMENT"), FOR A DISCUSSION OF THE DEBTOR'S HISTORY, BUSINESSES, PROPERTIES, RESULTS OF OPERATIONS AND PROJECTIONS FOR FUTURE OPERATIONS, AND FOR A SUMMARY AND ANALYSIS OF THE PLAN AND CERTAIN RELATED MATTERS. THE DEBTOR IS THE PROPONENT OF THE PLAN WITHIN THE MEANING OF SECTION 1129 OF THE BANKRUPTCY CODE, 11 U.S.C. SECTION 1129. ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN THE PLAN, THE DEBTOR RESERVES THE RIGHT TO ALTER, AMEND, MODIFY, REVOKE OR WITHDRAW THE PLAN PRIOR TO ITS CONSUMMATION.


                                     ARTICLE I
                       DEFINITIONS, RULES OF INTERPRETATION,
                       COMPUTATION OF TIME AND GOVERNING LAW

A.     DEFINITIONS.

       Certain capitalized terms used throughout the Plan are defined in this
Article I. Other capitalized terms found in the Plan shall have the meaning ascribed to such terms in the Bankruptcy Code or the Bankruptcy Rules (and shall be construed in accordance with the rules of construction thereunder).

       ADMINISTRATIVE CLAIM means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and referred to in section 507(a)(1) of the Bankruptcy Code, including, without limitation, the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of the Debtor, including wages, salaries or commissions for services, compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code, and all fees and charges assessed against the Estate under chapter 123 of title 28, United States Code.

       ALLOWED ADMINISTRATIVE CLAIM means all or that portion of an Administrative Claim which either (a) has been allowed by a Final Order as an Administrative Claim, or (b) was incurred by the Debtor in the ordinary course of business during its Reorganization Case and is determined to be due, owing, valid and enforceable by the Debtor.

       ALLOWED CLAIM or ALLOWED UNSECURED CLAIM means that portion of any Claim, other than an Administrative Claim, (a) as to which (x) no proof of claim has been filed with the Court and (y) the liquidated and noncontigent amount of which is scheduled by the Debtor pursuant to the Bankruptcy Code as undisputed, or (b) as to which a proof of claim has been timely filed in a liquidated amount with the Court pursuant to the Bankruptcy Code or any order of the Court, or late filed with leave of the Court after notice and a hearing, provided that (x) no objection to the allowance of such Claim or motion to expunge such claim has been interposed before any final date for the filing of such objections or motions set forth in the Confirmation Order or other Court order or (y) if such objection or motion has been filed, such objection or motion has been overruled by a Final Order (but only to the extent such objection or motion has been overruled), or (c) as to which a Final Order has been entered allowing such Claim; except with respect to Claims in Class 7B which shall be liquidated and allowed in accordance with the procedures established by the trustees appointed to direct the New Warrant Escrow Agent.

       ALLOWED EQUITY INTEREST means an Equity Interest: (a) that is of record as of the Distribution Record Date in a stock register that is maintained by or on behalf of the Debtor; and (b) has been allowed in accordance with the procedures established by the trustees appointed to direct the New Warrant Escrow Agent.

       AMENDED AND RESTATED BYLAWS means the Amended and Restated Bylaws of the Reorganized Debtor which shall be substantially in the form set forth in
Exhibit I attached to the Disclosure Statement.

       AMENDED AND RESTATED CERTIFICATE OF INCORPORATION means the Amended and Restated Certificate of Incorporation of the Reorganized Debtor which shall be substantially in the form set forth in Exhibit I attached to the Disclosure Statement.

       BALLOTS means the ballots accompanying the Disclosure Statement upon which holders of Impaired Claims or Impaired Interests entitled to vote on the Plan shall indicate their acceptance or rejection of the Plan in accordance with the instructions regarding voting.

       BANKRUPTCY CODE means title 11 of the United States Code, as now in effect or hereafter amended.

       BANKRUPTCY RULES means, collectively, the Federal Rules of Bankruptcy Procedure, as amended, promulgated under 28 U.S.C. Section 2015 and the general and local rules of the Court, as applicable from time to time in the Reorganization Case.

       BAR DATE means the bar date for Filing proofs of claim against the Debtor as established by order of the Court.

       BENEFICIAL HOLDER means the entity holding the beneficial interest in a Claim or Interest.

       BENEFICIARIES means the holders of Allowed Indemnification Claims other than the estate of James A. Doyle and John N. Brincat.

       BENEFITS CLAIM means any Unsecured Claim against the Debtor arising from or with respect to any benefits plan, but excluding any Claim alleged in or arising from the facts and circumstances alleged in the action styled as FERRE V. MERCURY FINANCE COMPANY, ET AL., No. 97C 5245 (N.D. Ill.).

       BUSINESS DAY means any day except a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

       CASH means cash and cash equivalents.

       CLAIM means a claim against the Debtor, whether asserted or not asserted, as defined in section 101(5) of the Bankruptcy Code.

       CLAIMS PURCHASE means the purchase by any Person of any or all of the Net Senior Debt Claims thereby entitling such Person to receive a share of the New Senior Secured Notes and the New Common Stock as set forth in Section
8.05 of the Plan.

       CLASS means a category of holders of Claims or Interests as defined in
Article III of the Plan.

       CONFIRMATION DATE means the date on which the Court enters the Confirmation Order on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

       CONFIRMATION ORDER means the order of the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

       CONSUMER LITIGATION CLAIMS means all claims against the Debtor incurred in the ordinary course of business which are asserted under lawsuits or complaints and are pending as of the commencement of the Reorganization Case in state or federal court set forth in Exhibit A attached to the Plan, excluding the Securities Fraud Claims and derivative actions pending against the Debtor set forth in Exhibit B attached to the Plan.

       CONSUMMATION means the occurrence of the Effective Date.

       COURT means the United States Bankruptcy Court for the Northern District of Illinois and, to the extent it may exercise jurisdiction in the Reorganization Case, the United States District Court for the Northern District of

Illinois, or if either such Court ceases to exercise jurisdiction over the Reorganization Case, such other court that exercises jurisdiction over the Reorganization Case.

       CREDITORS' COMMITTEE means the Official Creditors' Committee appointed pursuant to section 1102 of the Bankruptcy Code in the Reorganization Case.

       DEBTOR means Mercury Finance Company.

       DELAWARE GENERAL CORPORATION LAW means title 8 of the Delaware Code, as now in effect or hereafter amended.

       DISCLOSURE STATEMENT means the Debtor's Disclosure Statement Filed with the Court on July 15, 1998, as it may be amended, modified or supplemented (and all exhibits or schedules annexed thereto or referenced therein), which relates to the Plan and which has been prepared and distributed in accordance with sections 1125 and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018.

       DISTRIBUTION RECORD DATE means the Business Day immediately preceding the Confirmation Date.

       DIVIDEND CLAIMS means any and all Claims relating to the Old Common Stock for declared but unpaid dividends or rights under the shareholder's rights plan dated February 17, 1997.

       EFFECTIVE DATE means a date selected by the Debtor that is no more than ten Business Days following the date on which all conditions to the Effective Date set forth in Section 10.02 have been satisfied or, if capable of being waived, duly and expressly waived.

       ENTITY means an entity as defined in section 101(15) of the Bankruptcy Code.

       EQUITY HOLDERS' COMMITTEE means the Official Committee of Equity Holders appointed by the Court.

       EQUITY INTERESTS means the rights of holders of Old Common Stock, including redemption rights, and liquidation preferences.

       ESTATE means the estate created for the Debtor in its Reorganization Case pursuant to section 541 of the Bankruptcy Code.

       EXCESS CASH means, as of the Effective Date, the ending book cash balance of the Debtor on a fully consolidated basis, which cash shall include overnight investments, cash, corporate accounts, credit card cash, and branch cash including cash of Midland (but only to the extent such branch cash in the aggregate exceeds $3,000,000) MINUS $20,000,000.

       EXCHANGE ACT means the Securities and Exchange Act of 1934, as amended.

       EXCHANGE AGENT means an entity to be designated by the Debtor not less than ten days prior to the hearing on confirmation of the Plan.

       EXPIRATION DATE means 4:00 p.m. eastern standard time on December 7, 1998, the date fixed by the Court after which Ballots with respect to the Plan may no longer be accepted by the Debtor without leave of Court.

       FILE, FILED OR FILING means file, filed or filing with the Court in the Reorganization Case.

       FINAL ORDER means an order or judgment as entered on the docket by the Court, or other court exercising jurisdiction over the subject matter which has not been reversed, stayed, modified or amended, and which has not been and may no longer be appealed from or otherwise reviewed or reconsidered, as a result of which such order or judgment shall have become final and non-appealable in accordance with Bankruptcy Rule 8002 or any other applicable law or rule of procedure.

       IMPAIRED means when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

       INDEMNIFICATION CLAIMS means all Allowed Claims, if any, against the Debtor for indemnification or contribution of current or former officers, directors or employees of the Debtor.

       INTERESTS means Equity Interests and Old Options.

       LETTER OF TRANSMITTAL means the documentation required to be provided to the Exchange Agent as set forth in Section 6.04 of the Plan.

       MERCURY means Mercury Finance Company, a Delaware corporation.

       NET SENIOR DEBT CLAIM means (i) the Allowed Senior Debt Claim, less
(ii) the pro rata share of Excess Cash to be distributed to Class 4 pursuant to the Plan.

       NEW COLLATERAL DOCUMENTS means the Company Security Agreement, Company Pledge Agreement, Subsidiaries Guaranty Agreement, Subsidiaries Security Agreement, each substantially in the form of the Group Exhibit D attached to the Disclosure Statement.

       NEW COMMON STOCK means the 25,000,000 shares of Common Stock par value $0.01 per share of the Reorganized Debtor authorized pursuant to the Amended and Restated Certificate of Incorporation, 10,000,000 shares of which are to be issued and distributed in accordance with the Plan, which shares shall constitute 100% of the total number of issued shares of such Common Stock immediately after the Effective Date.

       NEW INDENTURES means the New Senior Secured Note Indenture and the New Junior Subordinated Note Indenture.

       NEW JUNIOR SUBORDINATED NOTES means the Junior Subordinated Notes of the Reorganized Debtor, dated as of the Effective Date and issued pursuant to the New Junior Subordinated Note Indenture substantially in the form of Exhibit E attached to the Disclosure Statement, the total principal amount not to exceed $22,500,000.

       NEW JUNIOR SUBORDINATED NOTE INDENTURE means the indenture under which the New Junior Subordinated Notes will be issued, and which shall be substantially in the form set forth in Exhibit F attached to the Disclosure Statement.

       NEW SENIOR SECURED NOTES means the Senior Secured Notes of the Reorganized Debtor, dated as of the Effective Date and issued pursuant to the New Senior Secured Note Indenture, substantially in the form of Exhibit B attached to the Disclosure Statement.

       NEW SENIOR SECURED NOTE INDENTURE means the indenture under which the New Senior Notes will be issued, and which shall be substantially in the form set forth in Exhibit C attached to the Disclosure Statement.

       NEW SECURITIES means, collectively, (a) the New Senior Secured Notes,
(b) the New Junior Subordinated Notes, (c) the New Common Stock, and (d) the New Warrants.

       NEW WARRANT AGREEMENT means the New Warrant Agreement in substantially the form set forth in Exhibit H attached to the Disclosure Statement.

       NEW WARRANT ESCROW means the escrow of the New Warrants. The holders of Claims and Interests in Classes 7A, 7B and 7C shall choose a governing body of representatives ("Trustees") which shall direct the New Warrant Escrow Agent with the purpose of liquidating claims and allocating and distributing the New Warrants.

       NEW WARRANT ESCROW AGENT means the escrow agent for the New Warrant
Escrow.

       NEW WARRANTS means the warrants, each to purchase one share of New Common Stock, to be issued by the Reorganized Debtor pursuant to the New Warrant Agreement and which warrants shall be issued in accordance with the Plan to holders of Allowed Claims and Interests in Classes 7A, 7B and 7C, each having an exercise price and expiration date to be determined in accordance with the New Warrant Agreement. Three series of New Warrants shall be issued, and each series will represent the right to purchase 500,000 shares or five percent (5%) of the original 10,000,000 shares of New Common Stock issued and outstanding as of the Effective Date.

       NONDEBTOR SUBSIDIARIES means, collectively, Mercury Finance Corporation of Alabama; Mercury Finance Company of Arizona; Merc Finance Company of California; Mercury Finance Company of Colorado; Mercury Finance Company of Delaware; Mercury Finance Company of Florida; Mercury Finance Company of Georgia; Mercury Finance Company of Idaho; Mercury Finance Company of Illinois; Mercury Finance Company of Indiana; Mercury Finance Company of Iowa; Mercury Finance Company of Kansas; Mercury Finance Company of Kentucky; Mercury Finance Company of Louisiana; Mercury Finance Company of Michigan; Mercury Finance Company of Mississippi; Mercury Finance Company of Missouri; Mercury Finance Company of Nevada; Mercury Finance Company of New Mexico; Mercury Finance Company of New York; Mercury Finance Company of North Carolina; Mercury Finance Company of Ohio; MFC Finance Company of Oklahoma; Mercury Finance Company of Oregon; Mercury Finance Company of Pennsylvania; Mercury Finance Company of South Carolina; Mercury Finance Company of Tennessee; MFC Finance Company of Texas; Mercury Finance Company of Utah; Mercury Finance Company of Virginia; Mercury Finance Company of Washington; Mercury Finance Company of Wisconsin; Filco Marketing Company; MFC Financial Services, Inc.; Gulfco Finance Company; Gulfco Investment Company; Midland Finance Co.; MFN Insurance Company.

       OLD COMMON STOCK means the common stock issued by Debtor and outstanding immediately prior to the Distribution Record Date.

       OLD OPTIONS means the options outstanding immediately prior to the Effective Date to purchase Old Common Stock.

       PERSON shall have the meaning set forth in the Bankruptcy Code.

       PETITION DATE means July 15, 1998.

       PLAN means this First Amended Plan of Reorganization for the Debtor and all exhibits annexed hereto or referenced herein, as it may be amended or modified by the Debtor from time to time in accordance with the Bankruptcy Code and the Bankruptcy Rules, and the terms and conditions of section 14.02 of the Plan.

       PRIORITY CLAIM means an Allowed Claim for an amount entitled to priority under section 507(a) of the Bankruptcy Code, other than an Administrative Claim or a Tax Claim.

       RELIANCE POLICIES means, collectively, the Directors' and Officers' Liability Policy Number NDA 1494742-96 issued by Reliance Insurance Company, together with any applicable extended reporting period.

       REORGANIZATION CASE means the Debtor's case under chapter 11 of the Bankruptcy Code.

       REORGANIZED DEBTOR means the Debtor on and after the Effective Date.

       SCHEDULES means, collectively, the: (a) schedules of assets and liabilities and the statements of financial affairs, if any, Filed by the Debtor in the Reorganization Case, pursuant to section 521 of the Bankruptcy Code, the Bankruptcy Rules and the Official Bankruptcy Forms; and (b) schedule of unliquidated, disputed or contingent Claims, as required by any local rule of the Court, as such requirements may be modified by any order of the Court.

       SECURED CLAIM means a Claim that is secured by a lien on property in which the Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

       SECURITIES ACT means the Securities Act of 1933, 15 U.S.C. Sections 77a-77aa, as now in effect or hereafter amended.

       SECURITIES CLAIMANTS' COMMITTEE means the Official Committee of Securities Fraud Claimants appointed by the Court.

       SECURITIES FRAUD CLAIMS means all claims asserted against the Debtor which generally arise from the Debtor's announcement of accounting irregularities, including the litigation set forth on Exhibit B attached to the Plan.

       SENIOR DEBT CLAIMS means Claims arising from or with respect to amounts due under the Debtor's commercial paper, short-term loans or senior term notes against the Debtor, excluding Claims arising from or with respect to amounts due under the Subordinated Notes, in an amount of the accrued but unpaid interest, plus outstanding principal amounts due under such agreements in the aggregate amount of approximately $678,000,000 as of the Petition Date. All other claims, including, but not limited to, make-whole payments or any additional interest payments or fees, are waived against the Debtor for enforcement or collection by holders of Senior Debt Claims; but reserved solely for purposes of calculating and allocating distributions by and between the holders of Class 4 Claims.

       SETTLEMENT CONTRIBUTION AND INDEMNIFICATION FUND means a fund in the amount of $13 million allocated by the holders of Senior Debt Claims for the benefit of the Beneficiaries.

       STEERING COMMITTEE means the pre-petition Ad Hoc Steering Committee of the holders of Senior Debt Claims.

       SUBORDINATED NOTEHOLDER means the holder of any Subordinated Notes.

       SUBORDINATED NOTES means the $22,500,000 principal amount of outstanding Mercury subordinated notes.

       TAX CLAIM means an Allowed Claim for an amount entitled to priority under section 507(a)(8) of the Bankruptcy Code.

       TRADE CLAIM means any unsecured Claim against the Debtor arising from or with respect to the sale of goods or services to the Debtor, including Allowed Claims based on rejection of executory contracts or unexpired leases, prior to the Petition Date, in the ordinary course of the Debtor's business, including but not limited to, any Claim of an employee that is not a Priority Claim or an Indemnification Claim and any Claim of a Nondebtor Subsidiary against the Debtor.

       TRADE CLAIMANT means any holder of a Trade Claim.

       UNIMPAIRED CLAIM means a Claim that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

       UNSECURED CLAIM means any Claim which is not an Administrative Claim, Secured Claim, Priority Claim, Tax Claim, Senior Debt Claim, Claim arising from the Subordinated Notes, or Securities Fraud Claims.

B.     RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW

       1. RULES OF INTERPRETATION. For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or may be amended, modified or supplemented;
(d) if the Plan's description of the terms of an Exhibit is inconsistent with the terms of the Exhibit, the terms of the

Exhibit shall control; (e) unless otherwise specified, all references in the Plan to Articles, Sections, Clauses and Exhibits are references to Articles, Sections, Clauses and Exhibits of or to the Plan; (f) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to the extent such rules are not inconsistent with any other provision in this Section 1.B.1.

       2. COMPUTATION OF TIME. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

       3. GOVERNING LAW. Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois, without giving effect to the principles of conflicts of law thereof.


                                     ARTICLE II
                           ADMINISTRATIVE AND TAX CLAIMS

       In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Tax Claims, as described below, have not been classified.

       2.01 ADMINISTRATIVE CLAIMS. Unless otherwise agreed to by the parties, each holder of an Allowed Administrative Claim shall receive cash equal to the unpaid portion of such Allowed Administrative Claim on the later of (a) the Effective Date and (b) the date on which such Claim becomes an Allowed Administrative Claim; provided, however, that the Administrative Claims that represent liabilities incurred by the Debtor in the ordinary course of its business during the Reorganization Case shall be paid in the ordinary course of business and in accordance with any terms and conditions of any agreements relating thereto.

       2.02    BAR DATE FOR ADMINISTRATIVE CLAIMS.

       (a) PRE-CONFIRMATION DATE CLAIMS AND EXPENSES. All applications for final compensation of professional persons for services rendered and reimbursement of expenses incurred on or before the Confirmation Date (including, without limitation, any compensation and reimbursement of expenses requested by any professional or any other entity for making a substantial contribution in the Reorganization Case related to such services rendered on or before the Confirmation Date) and all other requests for payment of administrative costs and expenses incurred on or before the Confirmation Date under section 507(a)(1) or 507(b) of the Bankruptcy Code (except only for Claims for trade debt incurred in the ordinary course of business and claims under 28 U.S.C. Section 1930) shall be filed no later than 45 days after the Confirmation Date.

       (b) EFFECT OF FAILURE TO TIMELY FILE CLAIM OR REQUEST FOR PAYMENT. Any request for payment of an Administrative Claim which is not filed by the applicable deadline set forth above shall be barred. Under no circumstance will the applicable deadlines set forth above be extended by order of the Court or otherwise. Any holders of Administrative Claims who are required to file a claim or request for payment of such Claims or expenses and who do not file such claims or requests by the applicable bar date shall be forever barred from asserting such Claims or expenses against the Debtor, any property of the Debtor or any distributions under the Plan.

       2.03 TAX CLAIMS. Unless otherwise agreed to by the parties, each holder of a Tax Claim will receive cash equal to the unpaid portion of such Tax Claim on or as soon as practical after the later of (i) the Effective Date, and (ii) the date on which such Claim becomes an Allowed Claim; provided, however, that at the option of the Reorganized Debtor, the Reorganized Debtor may pay Tax Claims over a period not exceeding six (6) years after the date of assessment of the Tax Claim as provided in subsection 1129(a)(9)(C) of the Bankruptcy Code. If the Reorganized Debtor elects this option as to any Tax Claim, then the payment of such Tax Claim shall be made in equal semiannual installments with the first installment due on the latest of: (i) the Effective Date, (ii) 30 calendar days after the date on which an order allowing such Tax Claim becomes a Final Order, and (iii) such other time as may be agreed to by the holder of such Tax Claim and the Reorganized Debtor. Each installment shall include simple interest on the unpaid portion of such Tax Claim, without penalty of any kind, at the statutory rate of interest provided for such taxes under applicable nonbankruptcy law; provided, however, that the Reorganized Debtor shall reserve the right to pay any Tax Claim, or any remaining balance of such Tax Claim, in full, at any time on or after the Effective Date, without premium or penalty.

                                    ARTICLE III
            CLASSIFICATION OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR

       The classification of the Claims and Interests listed below shall be for all purposes, including voting, confirmation and distribution pursuant to the Plan. A Claim or Interest is in a particular class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied before the Effective Date; a Claim or Interest which is not an Allowed Claim or Interest is not in any class.

       3.01 CLASS 1 - PRIORITY CLAIMS. Class 1 consists of all Priority Claims, not otherwise treated as unclassified in Article II above.

       3.02 CLASS 2 - SECURED CLAIMS. Class 2 consists of all holders of Secured Claims.

       3.03 CLASS 3 - TRADE CLAIMS, CONSUMER LITIGATION CLAIMS, BENEFITS CLAIMS AND UNSECURED CLAIMS. Class 3 consists of all holders of Trade Claims, Consumer Litigation Claims, Benefits Claims and Unsecured Claims.

       3.04 CLASS 4 - SENIOR DEBT CLAIMS. Class 4 consists of all holders of Senior Debt Claims.

       3.05 CLASS 5 - SUBORDINATED NOTEHOLDER CLAIMS. Class 5 consists of all holders of Subordinated Notes.

       3.06 CLASS 6 - INDEMNIFICATION CLAIMS. Class 6 consists of all holders of Indemnification Claims.

       3.07 CLASS 7A - EQUITY INTERESTS. Class 7A consists of all holders of Old Common Stock.

       3.08 CLASS 7B - SECURITIES FRAUD CLAIMS. Class 7B consists of all holders of Securities Fraud Claims.

       3.09 CLASS 7C - DIVIDEND CLAIMS. Class 7C consists of all holders of Dividend Claims.

       3.10   CLASS 8 - OLD OPTIONS.  Class 8 consists of all holders of Old
Options.

       3.11   SUMMARY OF CLAIMS AND INTERESTS.


        CLASS         DESCRIPTION           STATUS
        Class 1       Priority Claims       Unimpaired; deemed to have accepted
                                            the Plan

        Class 2       Secured Claims        Unimpaired; deemed to have accepted
                                            the Plan

        Class 3       Trade Claims,         Unimpaired; deemed to have accepted
                      Consumer Litigation   the Plan
                      Claims, Benefits
                      Claims and Unsecured
                      Claims

        Class 4       Senior Debt Claims    Impaired; entitled to vote


                                       -9-



        Class 5       Subordinated          Impaired; entitled to vote
                      Noteholder Claims

        Class 6       Indemnification       Impaired; entitled to vote
                      Claims

        Class 7A      Equity Interests      Impaired; deemed to have rejected
                                            the Plan

        Class 7B      Securities Fraud      Impaired; deemed to have rejected
                      Claims                the Plan

        Class 7C      Dividend Claims       Impaired; deemed to have rejected
                                            the Plan

        Class 8       Old Options           Impaired; deemed to have rejected
                                            the Plan

                                     ARTICLE IV
                   TREATMENT OF CLASSES UNIMPAIRED UNDER THE PLAN

       4.01 CLASS 1 - PRIORITY CLAIMS. Allowed Class 1 Claims are Unimpaired. Unless otherwise agreed to by the parties, each holder of an Allowed Claim in Class 1 shall be paid the allowed amount of such Claim in full in cash on the later of (a) the Effective Date, and (b) the date such Claim becomes an Allowed Claim.

       4.02 CLASS 2 - SECURED CLAIMS. Allowed Class 2 Claims are Unimpaired. Each Class 2 Claimant shall retain, unaltered, the legal, equitable and contractual rights, including, without limitation, any liens that secure such Allowed Claims, to which such Allowed Claim entitles Claimant; provided, however, that each Claimant holding an Allowed Claim in Class 2 may only exercise such rights and remedies with respect to the assets and property that secure such Allowed Claim, without recourse of any kind against the Debtor. Any Allowed Claim in Class 2 based on any deficiency claim by a Class 2 Claimant shall become, and shall be treated for all purposes under this Plan as an Allowed Trade Claim and shall be classified as a Class 3 Claim.

       4.03 CLASS 3 - TRADE CLAIMS, CONSUMER LITIGATION CLAIMS, BENEFITS CLAIMS AND UNSECURED CLAIMS. Allowed Claims in Class 3 are Unimpaired. The legal, equitable and contractual rights of holders of Allowed Claims in Class 3 shall not be affected by the Reorganization Case, and each holder shall be entitled to payment of the full amount of its Allowed Claim in complete settlement, satisfaction and discharge of its Class 3 Claim.


                                     ARTICLE V
                    TREATMENT OF CLASSES IMPAIRED UNDER THE PLAN

       5.01 CLASS 4 - SENIOR DEBT CLAIMS. Allowed Class 4 Claims are Impaired. Subject to Section 8.05, each holder of an Allowed Class 4 Claim shall receive, in complete settlement, satisfaction and discharge of its Class 4 Claim: (i) its pro rata share of Excess Cash; (ii) New Senior Secured Notes in the amount of 75% of the Net Senior Debt Claims; and (iii) its pro rata share of 100% of the New Common Stock issued and outstanding as of the Effective Date. Notwithstanding the foregoing, the acceptance of the Plan by Class 4 will constitute the acceptance by each holder of a Senior Debt Claim to the direction under the Plan to the Exchange Agent to pay 13 million dollars ($13,000,000) from the distribution of Excess Cash to the Settlement Contribution and Indemnification Fund.

       5.02 CLASS 5 - SUBORDINATED NOTEHOLDER CLAIMS. Allowed Claims in Class 5 are Impaired. Each holder of an Allowed Claim in Class 5 shall receive, in complete settlement, satisfaction and discharge of its Class 5 Claims, its pro rata share of the New Junior Subordinated Notes.


       5.03 CLASS 6 - INDEMNIFICATION CLAIMS. Allowed Claims in Class 6 are Impaired. Each holder of an Allowed Indemnification Claim in Class 6 shall retain, in complete settlement, satisfaction and discharge of its Class 6 Claim, (i) its rights and claims against the Reliance Policies and the proceeds therefrom; (ii) the Debtor's release of any and all rights and Claims it may have against, and cooperation in, aiding Class 6 Claimants in obtaining the right to, the Reliance Policies and the proceeds therefrom. In addition, each holder of an Allowed Indemnification Claim that is a Beneficiary shall also receive (a) the Limited Release contained in Section 11.03 of the Plan; and (b) the Beneficiaries shall also receive rights and claims against the Settlement Contribution and Indemnification Fund.

       5.04 CLASS 7A - EQUITY INTERESTS. Interests in Class 7A are Impaired. Each holder of an Equity Interest in Class 7A shall be enjoined from pursuing any Claim against the Debtor or Reorganized Debtor and receive, in complete settlement, satisfaction and discharge of its Equity Interest, its pro rata distribution of New Warrants from the New Warrant Escrow, subject to the terms and conditions of the New Warrant Agreement. On the Effective Date, the New Warrants shall be placed in escrow. The Equity Holders' Committee and the Securities Claimants' Committee shall each choose one trustee. The two trustees shall direct the New Warrant Escrow Agent and adopt and implement procedures for the liquidation and allowance of Claims and Equity Interests and allocation and distribution of the New Warrants among the holders of Claims and Equity Interests in Classes 7A, 7B and 7C.
To the extent that the trustees chosen by the Equity Holders' Committee and the Securities Claimants' Committee cannot agree on a distribution scheme with which to instruct the New Warrant Escrow Agent, then either or both of such trustees may seek the instructions of the Court after the Effective Date on such distribution scheme after notice and a hearing.

       5.05 CLASS 7B - SECURITIES FRAUD CLAIMS. Claims in Class 7B are Impaired. Each holder of a Claim in Class 7B shall be enjoined from pursuing any Claim against the Debtor or Reorganized Debtor and receive, in complete settlement, satisfaction and discharge of Claim, its pro rata distribution of New Warrants from the New Warrant Escrow, subject to the terms and conditions of the New Warrant Agreement. On the Effective Date, the New Warrants shall be placed in escrow. The Equity Holders' Committee and the Securities Claimants' Committee shall each choose one trustee. The two trustees shall direct the New Warrant Escrow Agent and adopt and implement procedures for the liquidation and allowance of Claims and Equity Interests and allocation and distribution of the New Warrants among the holders of Claims and Equity Interests in Classes 7A, 7B and 7C. To the extent that the trustees chosen by the Equity Holders' Committee and the Securities Claimants' Committee cannot agree on a distribution scheme with which to instruct the New Warrant Escrow Agent, then either or both of such trustees may seek the instructions of the Court after the Effective Date on such distribution scheme after notice and a hearing.

       5.06 CLASS 7C - DIVIDEND CLAIMS. Claims in Class 7C are Impaired. Each holder of a Claim in Class 7C shall be enjoined from pursuing any Claim against the Debtor or the Reorganized Debtor and receive, in complete settlement, satisfaction and discharge of Claim, its pro rata distribution of New Warrants from the New Warrant Escrow, subject to the terms and conditions of the New Warrant Agreement. On the Effective Date, the New Warrants shall be placed in escrow. The Equity Holders' Committee and the Securities Claimants' Committee shall each choose one trustee. The two trustees shall direct the New Warrant Escrow Agent and adopt and implement procedures for the liquidation and allowance of Claims and Equity Interests and allocation and distribution of the New Warrants among the holders of Claims and Equity Interests in Classes 7A, 7B and 7C. To the extent that the trustees chosen by the Equity Holders' Committee and the Securities Claimants' Committee cannot agree on a distribution scheme with which to instruct the New Warrant Escrow Agent, then either or both of such trustees may seek the instructions of the Court after the Effective Date on such distribution scheme after notice and a hearing.

       5.07 CLASS 8 - OLD OPTIONS. Holders of Old Options are Impaired. The holders of Old Options shall receive no distributions under the Plan. On the Effective Date, all of the Old Options shall be cancelled and extinguished.

                                     ARTICLE VI
                GENERAL PROVISIONS REGARDING TREATMENT OF CLAIMS AND
                     INTERESTS AND DISTRIBUTIONS UNDER THE PLAN

       6.01 DISTRIBUTION DATE. Except as otherwise provided in the Plan, property to be distributed under the Plan to an Impaired Class (a) shall be distributed on or as soon as practicable after the Effective Date to each holder of an Allowed Claim of that Class that is an Allowed Claim as of the Effective Date, and (b) shall be distributed to each holder of an Allowed Claim of that Class that is allowed after the Effective Date, to the extent allowed, as soon as practicable after the order of the Court allowing the Claim becomes a Final Order. Property to be distributed under the Plan to a Class that is not Impaired or on account of an Administrative Claim shall be distributed on the latest of (i) the distribution dates specified in the preceding sentence, or (ii) the date on which the distribution to the holder of the Claim would have been due and payable in the ordinary course of business or under the terms of the Claim in the absence of the Reorganization Case.

       6.02 DISTRIBUTION RECORD DATE--SENIOR DEBT CLAIMS AND SUBORDINATED NOTEHOLDER CLAIMS. As of the close of business on the Distribution Record Date, the respective transfer registers for the Senior Debt Claims and holders of Subordinate Note Claims as maintained by the Debtor, or their respective agents, shall be closed.

       6.03 EXCHANGE AGENT. The Debtor may designate an entity or entities to serve as Exchange Agent to distribute all the property to be distributed under the Plan, including, without limitation the delivery of the New Common Stock, the New Senior Secured Notes, and the New Junior Subordinated Notes and the New Warrants.

       6.04 SURRENDER OF INSTRUMENTS AND RECEIPT OF DISTRIBUTIONS--SENIOR DEBT CLAIMS AND SUBORDINATED NOTEHOLDER CLAIMS. As a condition to participation under the Plan, each holder of a Senior Debt Claim or a Subordinated Noteholder Claim is required to provide evidence of the securities evidencing the Senior Debt Claims and Subordinated Noteholders Claims ("Old Securities") by (i) completing and returning a Letter of Transmittal to the Exchange Agent, together with certificates (to the extent such exist) representing their Old Securities (the "Tendered Certificates"), or (ii) completing the book-entry confirmation procedure, promptly after the Confirmation Date. Holders of Senior Debt Claims relating to commercial paper need not tender any certificates, as no such certificates exist evidencing the commercial paper. Promptly following the Effective Date, the Exchange Agent will mail to those persons who have properly completed and returned Letters of Transmittal and Tendered Certificates or completed the book-entry confirmation procedure, certificates representing the New Senior Secured Notes, the New Junior Subordinated Notes and/or the New Common Stock to be issued in accordance with the Plan. HOLDERS OF OLD SECURITIES WHO HAVE NOT PROPERLY COMPLETED AND RETURNED TO THE EXCHANGE AGENT LETTERS OF TRANSMITTAL OR COMPLETED THE BOOK-ENTRY CONFIRMATION PROCEDURE WITHIN ONE YEAR OF THE EFFECTIVE DATE, TOGETHER WITH THE TENDERED CERTIFICATES, WILL NOT RECEIVE THE CERTIFICATES OR CASH TO WHICH THEY ARE OTHERWISE ENTITLED PURSUANT TO THE PLAN NOR WILL THEY BE ENTITLED TO ANY OTHER DISTRIBUTION UNDER THE PLAN. The Debtor selected one year as opposed to the five year period permitted (but not required) under section 1143 of the Bankruptcy Code because the securities mature in less than five years and the Debtor believes that the cost and expense of establishing an escrow fund for delinquent tenders outweighs the risk that substantial holders of Old Securities will fail to surrender their certificates within one year.

       BOOK-ENTRY TRANSFER. The Exchange Agent will establish an account with respect to the Old Securities at DTC. Any tendering financial institution that is a participant in DTC's book-entry transfer facility system must make a book-entry delivery of the Old Securities by causing DTC to transfer such Old Securities into the Exchange Agent's account at DTC in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures for transfers. Such holder of Old Securities using ATOP should transmit its acceptance to DTC on or prior to the Expiration Date (or comply with the guaranteed delivery procedures set forth below), DTC will verify such acceptance, execute a book-entry transfer of the tendered Old Securities Notes into the Exchange Agent's account at DTC and then send to the Exchange Agent confirmation of such book-entry transfer, including an agent's message confirming that DTC has received an express acknowledgment from such holder that such holder has received and agrees to be bound by the Letter of Transmittal and that the company may enforce the Letter of Transmittal against such holder (a "book-entry confirmation").

       A beneficial owner of Old Securities that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial owner wishes to participate.

       DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

       LETTERS OF TRANSMITTAL. Signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution (as defined below), unless the Old Securities tendered pursuant thereto are tendered for the account of an Eligible Institution. If signatures on a Letter of Transmittal are required to be guaranteed, such guarantees must be by a member firm of a registered national securities exchange in the United States, a member of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or a correspondent in the United States (each of which is an "Eligible Institution"). If Old Securities are registered in the name of a person other than the person signing the Letter of Transmittal, in order to be validly tendered, the Old Securities must be endorsed or accompanied by properly completed power of authority, with signature guaranteed by an Eligible Institution.

       Holders of Old Securities who are not holders of record should:

              (i) obtain a properly completed Letter of Transmittal (or facsimile thereof) from the record holder,

              (ii) obtain and include with the Letter of Transmittal a properly competed stock or bond power, as the case may be, from the record holder, or

              (iii) effect a record transfer of their Old Securities prior to delivery of the Letter of Transmittal.

       If a holder desires to tender Old Securities pursuant to the Letter of Transmittal but is unable to locate the Tendered Certificates, such holder should write to or telephone the Exchange Agent about procedures for obtaining replacement certificates for Old Securities or arranging for indemnification.

       All questions as to the validity, form, eligibility (including time of receipt), and acceptance of Ballots, Letters of Transmittal and Tendered Certificates will be resolved by the Debtor, whose determination will be final and binding, subject only to review by the Court upon application with due notice to any affected parties in interest. The Debtor reserves the right to reject any and all Ballots, Letters of Transmittal and Tendered Certificates not in proper form, or Letters of Transmittal and Tendered Certificates, the Debtors acceptance of which would, in the opinion of the Debtor or its counsel, be unlawful.

       6.05 DISTRIBUTION RECORD--OLD COMMON STOCK. The distributions under the Plan on account of an Allowed Claim under or evidenced by the Old Common Stock shall be distributed to holders of record as of the Distribution Record Date. At the close of business on the Distribution Record Date, the transfer ledgers for the Old Common Stock shall be closed, and there shall be no further changes in the record holders of the Old Common Stock. The Debtor shall have no obligation to recognize any transfer of the Old Common Stock occurring on or after the Distribution Record Date. The Debtor shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date.

       6.06 ACCRUAL OF INTEREST. Interest on the New Senior Secured Notes shall begin to accrue at the respective rates set forth in the New Senior Secured Notes, payable quarterly, ninety-one (91) days following the Petition Date.

       6.07 UNCLAIMED DISTRIBUTIONS. If any holder of a Claim or Interest entitled to a distribution directly from the Exchange Agent under the Plan cannot be located on the Effective Date, such distributions shall be set aside and maintained by the Exchange Agent. If such person is located within two years of the Effective Date, such distributions shall be distributed to such person. If such person cannot be located within two years of the Effective Date, any such securities shall become the property of and shall be released to the Reorganized Debtor; PROVIDED, HOWEVER, that nothing contained in this Plan shall require the Reorganized Debtor to attempt to locate such person.

       6.08 TAX PROVISIONS. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or other exchange of a security, or the making or delivery of an instrument of transfer under the Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax, or similar tax or fee.

       6.09 SETOFFS. Except with respect to Senior Debt Claims, the Debtor may, but shall not be required to, setoff against any Claim (for purposes of determining the allowed amount of such Claim on which distribution shall be made), any claims of any nature whatsoever that the Debtor may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor of any such claim the Debtor may have against such claimant.

                                    ARTICLE VII
                PROVISIONS FOR TREATMENT OF DISPUTED, CONTINGENT AND
                  UNLIQUIDATED CLAIMS AND ADMINISTRATIVE EXPENSES

       7.01 CHARACTERIZATION OF DISPUTED CLAIMS. Pursuant to subsection 1111(a) of the Bankruptcy Code, proof of a Claim is deemed filed under section 501 of the Bankruptcy Code if that Claim is included in the schedules filed under section 1106(a)(2) of the Bankruptcy Code, except if the Claim is scheduled as disputed, contingent, or unliquidated. Such a disputed, contingent, or unliquidated claim must be asserted by its holder, or an indenture trustee representing such holder, by the timely filing of a proof of claim. If a proof of claim is not filed in a timely manner, the Claim may be deemed to be disallowed.

       7.02 RESOLUTION OF CONTESTED CLAIMS AND INTERESTS. The Debtor shall have the right to object to and contest the allowance of any Claim or Interest Filed or deemed Filed with the Court, whether or not such Claim was scheduled as disputed, contingent or unliquidated. The Senior Debt Claims, as defined under the Plan, shall be deemed allowed.

                                    ARTICLE VIII
                             IMPLEMENTATION OF THE PLAN

       8.01 CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED DEBTOR. The Debtor shall, as the Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all powers of a corporation under the laws of the State of Delaware and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise expressly provided in the Plan on the Confirmation Date, the Reorganized Debtor shall be vested with all of the property of the Estate free and clear of all claims, liens, encumbrances, charges and other interests of creditors and equity security holders, and may operate its business free of any restrictions imposed by the Bankruptcy Code or by the Court, including, without limitation, any contracts or leases entered into or assumed by the Debtors after the Petition Date; provided, however, that the Reorganized Debtor shall continue as a debtor in possession under the Bankruptcy Code until the Effective Date, and thereafter, subject to the terms of this Plan, the Reorganized Debtor may operate its business free of any restriction imposed by the Bankruptcy Code or the Court.

       8.02 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION. On the Effective Date, the Reorganized Debtor shall file its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware in accordance with Section 103 of the Delaware General Corporation Law. The Amended and Restated Certificate of Incorporation will, among other things, provide (to the extent necessary to effectuate the terms of the Plan) for (i) the prohibition of the issuance of non-voting equity securities, and
(ii) the authorization of 25,000,000 shares of the New Common Stock, and which encompasses the shares to be issued upon exercise of the New Warrants; the shares to be issued upon the exercise of stock options granted for the establishment of a stock option plan for management of the Reorganized Debtors. Confirmation of the Plan shall constitute an election by the Debtor not to be governed by Section 203 of the Delaware General Corporation Law.

       8.03 AMENDED AND RESTATED BYLAWS. The Reorganized Debtor shall adopt and effect the Amended and Restated Bylaws in accordance with Section 109 of the Delaware General Corporation Law.

       8.04   NEW SECURITIES.  On the Effective Date, the Reorganized Debtor
(i) shall issue, in accordance with the provisions of Article V and Section
8.05 of the Plan, the New Senior Secured Notes, the New Junior Subordinated Notes, the New Common Stock and the New Warrants, and (ii) shall execute and deliver the New Collateral Documents, the New Indentures, and the New Warrant Agreement. In addition, the Nondebtor Subsidiaries will issue the Subsidiaries Guaranty Agreement and the Subsidiaries Security Agreement.

       8.05 CLAIMS PURCHASE. Pursuant to the terms of the Consent Agreement, each of the holders of the Senior Debt Claims which is a party to the Consent Agreement has agreed to accept in satisfaction of its Net Senior Debt Claim an amount in cash equal to 98.5% of its Net Senior Debt Claim (the "Claims Purchase"). The Creditors' Committee has informed the Debtor that the signatories to the Consent Agreements are prepared to permit any Person to effectuate the Claims Purchase subject to the condition that any Person seeking to acquire more than 15% of the Net Senior Debt Claims shall commit to acquire all the Net Senior Debt Claims. Accordingly, any offer to acquire more than 15% of the Net Senior Debt Claims shall be treated as null and void unless such Person offers to acquire all of the Net Senior Debt Claims. To the extent that the Claims Purchase is oversubscribed, the offers received shall be adjusted downwards on a ratable basis.

       Any Person desiring to participate in the Claims Purchase must give written notice thereof to the Debtor prior to the Expiration Date specifying therein the amount of Net Senior Debt Claims it desires to purchase and providing the Debtor with reasonable evidence of its financial ability to close the purchase. Any Claims Purchase transaction must be consummated by the commencement of the confirmation hearing in this Reorganization Case. All Claims Purchases shall be documented and completed in accordance with Rule 3001(e) of the Bankruptcy Rules.

       8.06 CANCELLATION OF SECURITIES AND AGREEMENTS. Except as expressly provided in the Plan or in the Confirmation Order, on the Effective Date, the Debtor's commercial paper, short-term notes, senior notes, Old Common Stock, options, shareholder's rights plans and all the documentation relating thereto and all obligations of the Debtor under any of the foregoing shall be terminated and cancelled.

       8.07 MANAGEMENT OF THE REORGANIZED DEBTOR. Upon the Effective Date, the operation of the Reorganized Debtor shall become the general responsibility of the board of directors who shall, thereafter, have the responsibility for the management, control and operation of the Reorganized Debtor. The board of directors of the Reorganized Debtor shall be comprised of seven (7) persons, the names of six of whom will be designated by the Creditors' Committee and will be announced prior to hearing on the Confirmation Date of the Plan. The seventh director shall be the new Chief Executive Officer, when appointed. Such six designated persons and the new CEO shall be deemed elected pursuant to the Confirmation Order, and such elections shall be effective on and after the Effective Date, without any requirement of further action by stockholders of the Reorganized Debtor. The initial chairman of the board of directors of the Reorganized Debtor shall be chosen by the board of directors of the Reorganized Debtor after the Effective Date.

       8.08 OFFICERS. On the Effective Date, the existing officers of the Reorganized Debtor shall be retained and shall remain as officers and shall continue to serve until such time as they may resign, be removed or replaced by the board of directors.

       8.09 SATURDAY, SUNDAY OR LEGAL HOLIDAY. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

       8.10 OTHER DOCUMENTS AND ACTIONS. The Debtor and the Reorganized Debtor may execute such documents and take such other action as is necessary to effectuate the transactions provided for in the Plan.

       8.11 CORPORATE ACTIONS. The issuance of the New Common Stock and the New Warrants, the adoption of the Amended and Restated Certificate of Incorporation and Bylaws by the Reorganized Debtor, the selection of certain directors and officers of the Reorganized Debtor, the execution and delivery of any documents to be executed and delivered under the Plan, and other matters under the Plan involving the corporate structure of the Debtor or corporate action by the Debtor shall be deemed to have occurred and be effective on and after the Effective Date without any requirement of further action by stockholders or directors of the Debtor pursuant to and in accordance with Section 303 of the Delaware General Corporation Law. Without limiting the foregoing, upon entry of the Confirmation Order by the Clerk of the Court, the Filing by the Debtor or the Reorganized Debtor of the Amended and Restated Certificate of Incorporation and Bylaws shall be authorized and approved in all respects. On the Effective Date, or as soon thereafter as is practicable, pursuant to applicable state law, the Reorganized Debtor shall file with the applicable state governmental agencies or offices the respective Certificates of Incorporation and Bylaws.

       8.12 REGISTRATION RIGHTS. The Reorganized Debtor shall use its reasonable best efforts to register the New Senior Secured Notes, New Junior Subordinated Notes and the New Common Stock pursuant to the Registration Rights Agreement.

       8.13 LISTING OF THE NEW COMMON STOCK AND WARRANTS. The Reorganized Debtor shall use its reasonable best efforts to list each series of the New Warrants and the New Common Stock on the Nasdaq National Market.

       8.14   DISTRIBUTION OF NEW WARRANTS.  As set forth in Sections 5.05,
5.06 and 5.07 of the Plan, on the Effective Date, the New Warrants shall be placed escrow. The Equity Holders' Committee and the Securities Claimants' Committee shall each choose one trustee. The two trustees shall direct the New Warrant Escrow Agent and adopt and implement procedures for the liquidation and allowance of Claims and Equity Interests and allocation and distribution of the New Warrants among the holders of Claims and Equity Interests in Classes 7A, 7B and 7C. To the extent that the trustees chosen by the Equity Holders' Committee and the Securities Claimants' Committee cannot agree on a distribution scheme with which to instruct the New Warrant Escrow Agent, then either or both of such trustees may seek the instructions of the Court after the Effective Date on such distribution scheme after notice and a hearing. The Debtor shall deposit with the New Warrant Escrow Agent a reasonable amount necessary for administration of the liquidation, allocation and distribution process as allowed by the Court.

                                     ARTICLE IX
                        ACCEPTANCE OR REJECTION OF THE PLAN

       9.01 PRESUMED ACCEPTANCE OF PLAN. Classes 1, 2 and 3 are unimpaired under the Plan, and, therefore, conclusively are presumed to have accepted the Plan in accordance with Section 1126(f) of the Bankruptcy Code.

       9.02 DEEMED NON-ACCEPTANCE OF PLAN. For voting purposes only, and with specific reservation of rights by all parties as to all other issues, Classes 7A, 7B, and 7C, in addition to Class 8, are deemed to have rejected the Plan and will not be solicited for acceptances or rejections of the Plan.

       9.03 VOTING CLASSES. Each holder of an Allowed Claim or an Allowed Interest in Classes 4, 5 and 6 shall be entitled to vote to accept or reject the Plan.

       9.04 ACCEPTANCE BY IMPAIRED CLASSES. An Impaired Class of Claims shall have accepted the Plan if (i) the holders (other than those designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the holders (other than those designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. An Impaired Class of Interests shall have accepted the Plan if the holders (other than those designated under section 1126(e) of the Bankruptcy
Code) of at least two-thirds in amount of the Allowed Interests actually voting in such Class have voted to accept the Plan.

       9.05 NON-CONSENSUAL CONFIRMATION. The Debtor will seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code in view of the deemed non-acceptance by Classes 7A, 7B, 7C and 8. In the event that any other Impaired Class of Claims or Interests does not accept the Plan in accordance with section 1126 of the Bankruptcy Code, the Debtor hereby requests that the Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code. Subject to Section 1127 of the Bankruptcy Code, the Debtor reserves the right to modify the Plan to the extent that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

                                     ARTICLE X
                                CONDITIONS PRECEDENT

       10.01 CONDITIONS TO CONFIRMATION. It is a condition to confirmation of the Plan that the Confirmation Order include provisions:

       (a) authorizing the Reorganized Debtor to adopt and file the Amended and Restated Certificate of Incorporation and Bylaws;
       (b)    authorizing the issuance of the New Common Stock and New Warrants;
       (c)    authorizing the Claims Purchase;
       (d) authorizing the issuance of the New Senior Secured Notes and the New Junior Subordinated Notes;
       (e) authorizing all of the other transactions contemplated by the Plan in order to effectuate the Plan;
       (f) exempting the New Senior Secured Notes, the New Junior Subordinated Notes, the New Common Stock and the New Warrants from registration under the Securities Act and state or local laws, pursuant to Section 1145; and
       (g) making the provisions of the Confirmation Order non-severable and mutually dependent.

       10.02 CONDITIONS TO THE EFFECTIVE DATE. The Confirmation Order shall contain the provisions set forth in Section 10.01 of the Plan and the Confirmation Order shall be in full force and effect and shall not have been reversed, stayed, modified or amended.

       10.03 WAIVER OF CONDITIONS. The Debtor, with the consent of the Creditors' Committee, may waive any condition set forth in this Article X at any time, without notice, without leave of the Court, and without any formal action other than proceeding to consummate the Plan.


                                     ARTICLE XI
                            EFFECTS OF PLAN CONFIRMATION

       11.01 DISCHARGE. Except as otherwise expressly provided in the Plan or Confirmation Order, as of the Effective Date, the Debtor shall be discharged forthwith from, and the Confirmation Order shall operate as an injunction against, the commencement or continuation of an action, the employment of process, or an act to collect, recover or offset, any Claim and any "debt" (as that term is defined in section 101(12) of the Bankruptcy
Code) and any Interest (or Claims or debt related thereto), and the Debtor's liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or not, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, that arose from any agreement of the Debtor entered into or obligation of any kind of the Debtor incurred by the Debtor before the Confirmation Date, or from any conduct of the Debtor prior to the Confirmation Date or that otherwise arose before the Confirmation Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the date of commencement of the applicable Reorganization Case, and from any liability of a kind specified in section 502(g), 502(h) and 502(i) of the Bankruptcy Code, whether or not a proof of claim is filed or deemed filed under section 501 of the Bankruptcy Code, such Claim is allowed under section 502 of the Bankruptcy Code, or the holder of such Claim has accepted the Plan.

       11.02 RELEASE. On the Effective Date, in consideration for, or as part of, the treatment accorded to the holders of Impaired Claims and Interests under the Plan, each holder of a Claim or Interest against or in the Debtor shall be deemed to have released the Debtor from any and all causes of action and claims, in law or in equity, whether based on tort, fraud, contract or otherwise, which arose prior to the date of the filing of the Petition Date.

       11.03 LIMITED RELEASE BY THE DEBTOR OF DIRECTORS, OFFICERS AND EMPLOYEES. Except for the estate of James A. Doyle and John N. Brincat, as of the Effective Date, the Debtor shall be deemed to have waived and released its present and former directors, officers and employees from any and all claims of the Debtor (including claims which the Debtor or Debtor in Possession otherwise has legal power to assert, compromise or settle in connection with its Reorganization Case) against such present and former directors, officers and employees arising on or prior to the Effective Date.

       11.04 TERM OF INJUNCTIONS OR STAYS. Unless otherwise provided, all injunctions or stays provided for in the Reorganization Case pursuant to
Section 105 or 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date shall remain in full force and effective until the Effective Date.

       11.05 EXCULPATION. Except with respect to KPMG Peat Marwick, neither the Debtor, the Reorganized Debtor, any of their respective officers, directors, employees, advisors, agents, professionals or representatives, benefit plan administrators or trustees, nor the members of the Steering Committee and their principals, advisors, professionals and agents, nor the Creditors' Committee, Equity Holders' Committee, Securities Claimants' Committee and their members, advisors, professionals and agents shall have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with or arising out actions taken or omitted to be taken in good faith in connection with the Debtor's restructuring, the Plan, the Reorganization Case, including all prepetition activities leading to the promulgation and confirmation of the Plan, and administration of the Plan or the property to be distributed under the Plan.

       11.06 REVESTING. Except as otherwise expressly provided in the Plan or in the New Collateral Documents, on the Effective Date, the Debtor will be vested with all of the property of its Estate free and clear of all Claims, liens, encumbrances, charges and other interests of creditors and equity security holders, and may operate its business free of any restrictions imposed by the Bankruptcy Code or by the Court. The Debtor shall continue as debtor in possession under the Bankruptcy Code until the Effective Date and, thereafter, the Reorganized Debtor may operate its business free of any restrictions imposed by the Bankruptcy Code or the Court except as specifically authorized by the Plan.

       11.07  RETENTION OF CAUSES OF ACTION/RESERVATION OF RIGHTS.

       (a) Except as provided in Section 11.03 and subsection (c) below, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or causes of action that the Debtor or the Reorganized Debtor may have or which the Reorganized Debtor may choose to assert on behalf of the Estate under any provision of the Bankruptcy Code or any similar applicable non-bankruptcy law, including, without limitation,
(i) any and all Claims against any entity, including but not limited to KPMG Peat Marwick, to the extent such entity asserts a crossclaim, counterclaim and/or claim for setoff which seeks affirmative relief against the Debtor, the Reorganized Debtor, their officers, directors or representatives; (ii) the avoidance of any transfer by or obligation of the Debtor, or (iii) the turnover of any property to the Estate, all of which are expressly reserved by the Plan, or (iv) derivative actions currently pending on behalf of the Debtor.

       (b) Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right or setoff, or other legal or equitable defense which the Debtor had immediately prior to the Petition Date, against or with respect to any claim left unaltered or unimpaired by the Plan. The Reorganized Debtor shall have, retain, reserve and be entitled to assert all such claims, causes of action, rights of setoff and other legal or equitable defenses which it had immediately prior to the Petition Date fully as if the Reorganization Case had not been commenced; and all of the Reorganized Debtor's legal and equitable rights respecting any claim left unaltered or unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Reorganization Case had not been commenced.

       (c) Except for the estate of James A. Doyle, John N. Brincat and KPMG Peat Marwick, the Debtor waives and releases any rights or causes of action for the recovery of preferential payments or fraudulent conveyances against any party.

       11.08 POST-CONSUMMATION EFFECT OF EVIDENCES OF CLAIMS OR INTERESTS. Outstanding notes, stock certificates and other evidences of Claims against or Interests in the Debtor in Classes 4, 5, 6, 7A, 7B, 7C and 8 shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan, if any.

                                    ARTICLE XII
               TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES


       12.01  ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.   On
the Effective Date, and to the extent permitted by applicable law, all executory contracts and unexpired leases of the Debtor set forth on Exhibit C attached to the Plan shall be assumed in accordance with the provisions of section 365 and section 1123 of the Bankruptcy Code, unless such executory contracts or unexpired leases are rejected by the Debtor's motion prior to confirmation or in connection with the confirmation hearing..

       Contracts or leases entered into after the Petition Date will be performed by the Reorganized Debtor in the ordinary course of business.

       12.02 CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES. Any Claims arising out of the rejection of contracts or leases must be filed with the Court within the time set by any Final Order rejecting an executory contract or unexpired lease or 30 days after the Effective Date. Any Claims not filed within such time will be forever barred from assertion against the Debtor or Reorganized Debtor, its estate and property. Unless otherwise ordered by the Court or provided in this Plan, all such Claims for which proofs of Claim are required to be filed will be treated as Class 3 Claims.

                                    ARTICLE XIII
                             RETENTION OF JURISDICTION

       13.01 RETENTION OF JURISDICTION. Notwithstanding the entry of the Confirmation Order or the Effective Date having occurred, the Court shall retain original and exclusive jurisdiction to (a) determine any disputed Claims, (b) determine requests for payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of professionals and other parties entitled thereto, (c) resolve controversies and disputes regarding interpretation and implementation of the Plan, (d) enter orders in aid of the Plan, including, without limitation, appropriate orders (which may include contempt or other sanctions) to protect the Debtor and the Reorganized Debtor in accordance with sections 524 and 1141 of the Bankruptcy Code and the terms and conditions of the Confirmation Order, (e) modify the Plan pursuant to Section
14.02 of the Plan, (f) determine any and all applications, adversary proceedings and contested or litigated matters pending on the Effective Date,
(g) allow, disallow, estimate, liquidate or determine any Claim or Interest and to enter or enforce any order requiring the filing of any such Claim before a particular date, (h) determine any and all pending applications for the rejection of executory contracts or unexpired leases, or for the assignment of assumed executory contracts and unexpired leases, and to hear and determine, and if need to be liquidate, any and all Claims arising from any such rejection, assumption and/or assignment, (i) determine any actions or controversies arising under or in connection with the Plan, the Confirmation Order, or any contract, instrument, release, or other agreement created in connection with the Plan, (j) enter and implement orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated, (k) enter a final decree closing the Reorganization Case, and (l) determine any actions or controversies related to or asserted against the Exchange Agent.

       13.02 FAILURE OF COURT TO EXERCISE JURISDICTION. If the Court abstains from exercising or declines to exercise jurisdiction, or determines that it is otherwise without jurisdiction over any matter or proceeding arising out of, related to or otherwise connected with the Reorganization Case, including the matters set forth in this Article XIII , this Article shall not prohibit, or limit or otherwise affect the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter or proceeding.

                                    ARTICLE XIV
                              MISCELLANEOUS PROVISIONS


       14.01  RETIREE BENEFITS.  On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code and applicable nonbankruptcy law, the Reorganized Debtor shall continue to be obligated to pay all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, and shall continue to pay such retiree benefits as they become due at the level established at any time prior to confirmation of the Plan pursuant to subsection (e)(1)(B) or (g) of section 1114, for the duration of the period the Debtor has obligated itself to provide such benefits; provided, however, that nothing herein shall extend or otherwise modify the duration of such period or prohibit the Debtor's ability or the Reorganized Debtor's ability to modify the terms and conditions of the retiree benefits as otherwise permitted by such plans and otherwise applicable nonbankruptcy law.

       14.02 MODIFICATION OF PLAN. The Debtor reserves the sole right, in accordance with the Bankruptcy Code and Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Reorganized Debtor may, upon order of the Court, amend or modify the Plan in accordance with section 1127(b) of the Bankruptcy Code and the Bankruptcy Rules or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

       14.03 WITHDRAWAL OF PLAN. The Debtor reserves the right, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Plan. If the Debtor revokes or withdraws the Plan under this section, or if entry of the Confirmation Order does not occur, then the Plan shall be deemed null and void. In that event, nothing contained in the Plan shall be deemed to constitute a waiver or release of any Claims by or against or any Interests in the Debtor, to prejudice in any manner the rights of the Debtor in any further proceedings involving the Debtor, or constitute an admission against interest by the Debtor or any other party in interest.

       14.04 HEADINGS. The headings used in this Plan are inserted for convenience only and neither constitute a portion of the Plan nor in any manner affect the provisions of the Plan.

       14.05 SUCCESSORS AND ASSIGNS. The rights, benefits and obligations of any person or entity named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor or assign of such person or entity.

       14.06  PAYMENT OF STATUTORY FEES.  All fees payable pursuant to section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

       14.07 NOTICES. Any notice, request or demand given or made under this Plan or under the Bankruptcy Code or the Bankruptcy Rules shall be in writing and shall be hand delivered or sent by a reputable overnight courier service, and shall be deemed given when received at the following addresses whether hand delivered or sent by overnight courier service:

                     Mark E. Dapier
                     General Counsel
                     Mercury Finance Company
                     100 Field Drive
                     Suite 340
                     Lake Forest, Illinois 60045

with a copy to:

                     Lewis S. Rosenbloom
                     David D. Cleary
                     McDermott, Will & Emery
                     227 West Monroe Street
                     Chicago, Illinois  60606-5096

Notwithstanding anything to the contrary provided herein, all notices concerning this Plan shall be served upon the entities prescribed and in the manner prescribed under the Bankruptcy Code and the Bankruptcy Rules.

       14.08 SEVERABILITY OF PLAN PROVISIONS. If prior to confirmation, any term or provision of the Plan which does not govern the treatment of Claims or Interests or the conditions to confirmation or the Effective Date is held by the Court to be invalid, void or unenforceable, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provision of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holdings, alteration or interpretation. The Confirmation Order shall constitute a final judicial determination and shall provide that each term and provision of the Plan as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

       14.09 EXHIBITS. Exhibits to the Plan or Disclosure Statement that are not filed simultaneously with the Plan shall be filed with the Court not less than ten days prior to the hearing on the Disclosure Statement to be conducted pursuant to the Bankruptcy Rule 3017 and shall be mailed to the Creditors' Committee, the Securities and Exchange Commission, the Commissioner of Securities for the State of Illinois and any party in interest that makes a written request for such Exhibit to the Debtor.

       14.10 NO ADMISSIONS. Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as a admission by the Debtor with respect to any matter set forth herein including, without limitation, liability on any Claim or the propriety of any Claims classification.

                               *          *          *

                                    ARTICLE XIII
                                CONFIRMATION REQUEST

       The Debtor requests confirmation of the Plan under Section 1129(b) of the Bankruptcy Code.

Dated:   October 15, 1998

                                          MERCURY FINANCE COMPANY



                                          By:    _____________________________
                                                 William A. Brandt, Jr.
                                                 President and Chief Executive
                                                 Officer


Prepared by:


Lewis S. Rosenbloom
David D. Cleary
McDERMOTT, WILL & EMERY
227 West Monroe Street
Chicago, Illinois 60606-5096
(312) 372-2000

Counsel for Mercury Finance
Company